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                                  EXHIBIT 4.5










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                        MICROBIOLOGICAL ASSOCIATES, INC.

                      1995 NON-QUALIFIED STOCK OPTION PLAN

  This 1995 Non-Qualified Stock Option Plan is adopted as of the 18th day of
                                 April, 1995.



                  SECTION I.  PURPOSE OF PLAN; ADMINISTRATION

         1.1 Purpose. The intent and purpose of this 1995 Non-Qualified Stock Option Plan (the "Plan") is to strengthen Microbiological Associates, Inc., a Maryland corporation ("MA"), by providing a means to attract and retain non-employee directors ("Directors") and non-employee scientific advisors who may or may not comprise a scientific advisory board ("Scientific Advisors") and to encourage stock ownership in the company by Directors and Scientific Advisors to provide to participating Directors and Scientific Advisors added incentive for maximum efforts to improve the performance of MA and its subsidiaries. The purposes may be achieved through the grant of options to purchase Common Stock of MA (the "Common Stock").

         1.2 Administration. This Plan shall be administered by the Board of Directors or the Executive Committee of the Board or a duly established Stock Option Committee thereof (the "Committee"). Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or by the written consent of a majority, of its members.
Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan. The determinations of the Committee on the foregoing matters shall be conclusive. Subject to the express provisions of the Plan, the Committee shall determine the terms and provisions of such options. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder.

         1.3     Participation.

                 1.3.1 All non-employee Directors of MA and all non-employee Scientific Advisors shall be eligible to receive non-qualified stock options hereunder "Participant"); provided that any such Director of Scientific Advisor may elect not to participate in the Plan.

                 1.3.2. Each person who is a Director on April 18, 1995 shall receive a non-qualified stock option grant for 20,000 shares of MA Common Stock.

                 1.3.3. Each person who is a Director on each January 1st thereafter shall receive a non-qualified stock option grant for 1,000 shares of MA Common Stock
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effective as of the first business day thereafter.  The number of shares of such non-qualified stock option grant shall be subject to adjustment from time to time hereafter pursuant to Section 3.1 below.

                 1.3.4. Each person who becomes a new Director during a calendar year after the adoption of this Plan will receive a non-qualified stock option grant for 5,000 shares of MA Common Stock effective as of the date such person becomes a Director. The number of shares of such non-qualified stock option grant shall be subject to adjustment from time to time hereafter pursuant to Section 3.1 below.

                 1.3.5 Each person who becomes a Scientific Advisor shall receive such options under the Plan as may be determined by the Committee.

         1.4 Stock Subject to the Plan. Subject to the adjustments as provided in Section 3.1 hereof, the stock to be offered under the Plan shall be shares of authorized but unissued Common Stock. The aggregate amount of Common Stock to be issued under this Plan shall not exceed two hundred fifty thousand (250,000) shares. If any option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares of Common Stock, which are subject thereof shall again be available for the purposes of this Plan.

         1.5 Option Agreement. All options granted hereunder shall be evidenced by a written Stock Option Agreement substantially in the form of Exhibit A hereto, as amended from time to time; provided that the terms and conditions of a particular Stock Option Agreement for a Scientific Advisor may be different from those contained in Exhibit A as shall be appropriate in the discretion of the Committee.

                        SECTION II.  STOCK OPTION TERMS

         2.1 Option Price. The purchase price of Common Stock covered by each option shall be determined by the Committee, but shall not be less than 75% of the Fair Market Value of such stock on the date the option is granted. "Fair Market Value" shall mean with (i) the average of the closing bid and asked prices of Common Stock as quoted in the Over-the-Counter Market Summary or the closing price on any exchange upon which MA's Common Stock may hereafter be listed, both as published in the Eastern Edition of The Wall Street Journal for a given date, or if no trading occurred on such date, for the next preceding date on which such trading occurred or (ii) if there is no trading of the Common Stock either Over-the-Counter or on an exchange, the value established by the Committee in good faith. The purchase price of any shares purchased shall be paid in full in cash or by check at the time of each purchase; provided that, subject to the discretion of the Committee and upon receipt of all regulatory approvals, the person exercising the option may deliver Common Stock to MA in payment of the exchange price. Such stock shall be valued at its Fair Market Value on the day of exercise of the option.



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         2.2     Option Period.  Except as provided below, each option and all rights or obligations thereunder shall expire on such date as the Committee shall determine, but not later than the day before the tenth anniversary of the date on which the option is granted (the "expiration date"), and shall be subject to earlier termination as hereinafter provided.

         2.3 Exercise of Options. Each option shall become exercisable and the total number of shares subject thereto shall be purchasable, in such installments, which need not be equal, as the Committee shall determine; provided, however, that if the Participant shall not purchase in any given installment period all of the shares purchasable, the right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such Participant's option. The Committee may, at any time after grant of the option and from time to time, increase the number of shares purchasable in any installment, but may not increase the total number of shares subject to the option. No option or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. Notwithstanding the foregoing, the Committee shall have the authority to provide that an option shall become exercisable as to all the Option Shares upon the entering into of an agreement pursuant to which at least a majority of the outstanding Common Stock, or all or substantially all of MA's assets, will be sold in one transaction or a series of related transactions to one or more parties who are not shareholders of MA or MA shall enter into a merger or consolidation with another party in which MA is not the surviving entity or becomes a subsidiary of another party; and in connection therewith, to provide for a method of exercising the option and paying the exercise price for the subject stock as the Committee shall determine.

         2.4 Non-transferability of Options. An option granted under this Plan shall, by its terms, be non-transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Code"), and shall be exercisable during the Participant's lifetime only by the option holder or by the Participant's duly appointed guardian or personal representative.

         2.5 Termination as a Director or Scientific Advisor. If a Participant ceases to serve Director or Scientific Advisor, then Participant's option shall terminate on the earlier of (i) the expiration date of the option or (ii) the fifth anniversary of the date the Participant ceases to serve as a Director or Scientific Advisor for any reason unless (a) the option by its terms specifies that it shall terminate sooner than specified above, or (b) the Participant's directorship or position as a Scientific Advisor is terminated for cause, in which case the option shall terminate immediately upon termination of such Participant as a Director or Scientific Advisor unless such option termination is waived in writing by the Committee at its sole discretion. Termination for cause shall include termination for gross malfeasance in performance of duties, or conviction of illegal activity in connection therewith, conviction for a felony or any conduct detrimental to the interests of MA or


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any of its subsidiaries and the determination of the Committee with respect thereto shall be final and conclusive.

         2.6 Issuance of Stock Certificates. Upon exercise of an option the person exercising such option shall be entitled to one stock certificate evidencing the shares acquired upon exercise; provided, however, that any person who tenders Common Stock of MA when exercising the option shall be entitled to receive two certificates, one representing a number of shares equal to the number of shares exchanged for the stock acquired upon exercise and another representing the additional shares, if any, acquired upon exercise of the option.

                         SECTION III.  OTHER PROVISIONS

         3.1     Adjustments Upon Changes in Capitalization.

                 3.1.1. Subject to any action by the stockholders required by law, the number of shares of Common Stock covered by this Plan and any outstanding options and the price per share thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of MA resulting from a subdivision or consolidation of shares or the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares effected without receipt of consideration by MA (for this purpose, issuances of shares upon conversion of convertible securities shall be deemed as issuance for which MA received consideration).

                 3.1.2. Subject to any required action by stockholders, if MA shall be the surviving corporation in any merger or consolidation, an outstanding option shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled. A dissolution or liquidation of MA or a merger or consolidation in which MA is not the surviving corporation shall cause an outstanding option to terminate; provided that the holder of any outstanding option shall in such event, be given at least thirty (30) days prior written notice of such event (which notice, if mailed, shall be deemed given at the time of mailing) and shall have the right until such event to exercise his option to the extent then exercisable; provided further that the Committee in its discretion may in the event of any such dissolution, liquidation, merger or consolidation accelerate the accrual of exercise rights in such manner as the Committee shall deem appropriate. Nevertheless, if approved by the Committee with respect to a merger or consolidation, a new option in the successor corporation may be substituted for an outstanding option or an outstanding option may be assumed by the successor corporation.

                 3.1.3. Adjustments under this Section 3.1 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof shall be binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment.


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         3.2     Rights of Participants and Beneficiaries.  Except as provided in Section 2.5 of this Plan, MA shall provide all benefits hereunder only to the Participant or beneficiaries entitled thereto pursuant to this Plan. MA shall not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights under this Plan may not be taken in execution or by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of MA; nor shall any Participant or his or her beneficiaries have any right to assign, pledge or hypothecate any benefits hereunder.

         3.3 Government Regulations. The Plan and the grant and exercise of options shall be subject to all applicable rules and regulations of governmental authorities.

         3.4     Amendment and Termination.

                 3.4.1 The Board of Directors of MA may at any time suspend, amend or terminate this Plan and may, with the consent of the holder of an option, make such modifications of the terms and conditions of such option as it shall deem advisable, provided that the Plan shall not be amended more than once every six months other than to comport with changes in the Code or the rules thereunder. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the affected Participant, alter or impair any rights or obligations under any option theretofore granted under the Plan.

                 3.4.2. In addition to Board of Directors approval of an amendment, such amendment shall also be approved by the holders of a majority of MA's outstanding capital stock entitled to vote at a meeting held for the purpose of approving such amendment.

         3.5     Time of Grant and Exercise.

                 3.5.1. The granting of an option pursuant to the Plan shall take place at the time of the Committee's action, as described in Section 1.2 hereof, provided, however, that if the appropriate resolutions of the Committee indicate that an option to a Scientific Advisor is to be granted as of and at some future date, the date of grant shall be such future date.

                 3.5.2. An option shall be deemed to be exercised when the Secretary of MA receives written notice from a Participant of such exercise in the form of Exhibit B hereto, together with payment of the purchase price determined pursuant to Section 2.1 of the Plan.

         3.6 Privileges of Stock Ownership: Non-Distributive Intent. A Participant shall not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him. Upon exercise of an option at a time when there is not in effect under the Securities Act of 1933 a registration statement relating to the stock issuance upon exercise, the Participant shall represent and warrant in writing to MA that the shares purchased are not being acquired with a view to the distribution thereof. No


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shares shall be issued upon the exercise of any option unless and until any then applicable requirements of the Securities and Exchange Commission, any other regulatory agencies having jurisdiction and any exchanges upon which Common Stock may be listed shall have been fully satisfied.

         3.7 Effective Date of the Plan. This Plan shall be effective as of April 18, 1995, the date the Plan was approved by the Board of Directors of MA. A majority of MA's outstanding capital stock entitled to vote must approve of the Plan before any option issued pursuant to the Plan may be exercised.

         3.8 Termination. Unless previously terminated by the Committee, this Plan shall terminate at the close of business on April 17, 2005, and no option shall be granted under it thereafter, but such termination shall not affect any option theretofore granted.


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